Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

CHART INDUSTRIES, INC.
July 31, 2008
10:30 a.m. EDT

Moderator	Good morning and welcome to the Chart Industries Inc. 2008 Second Quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until August 14th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Web site, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries Executive Vice President and Chief Financial Officer. You may begin your conference.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

M. Biehl	Thank you. Good morning, everyone. I’d like to thank all of you for joining us today. I’ll begin by giving you a brief overview and highlights of our second quarter results. Then Sam Thomas, our Chairman, President and Chief Executive Officer, will provide highlights of the operating results for each of our business segments. Then I’ll finish it up by giving you our revised outlook for 2008.

We’re pleased with our second quarter results. Sales for the quarter were $197.8 million, representing an increase of 18% compared to net sales of $167.6 million a year ago. The sales growth of over $30 million was led by our Energy & Chemicals segment, but we also had positive sales growth in both Distribution & Storage and our BioMedical businesses.

Net income for the quarter rose to $22.2 million or $0.76 per diluted share, a significant increase over the $8.4 million in net income or $0.32 per diluted share reported a year ago. We should note, however, that the second quarter of 2007 did include $7.1 million of one-time, pretax, non-cash stock-based compensation expense from the vesting of performance-based options in conjunction with our secondary stock offering completed in June of 2007.

Our gross profit for the quarter was $64 million compared with $51 million a year ago. This increase was led by our Energy & Chemicals segment due to improved project mix and execution, but also due to performance incentives and change orders earned during the quarter. In addition, our BioMedical segment contributed to the margin expansion due to higher volume and improved pricing.

With the strengthening of foreign currencies against the U.S. dollar, we had favorable impact from currency changes when comparing the quarter against the same quarter in 2007. This primarily impacted our Distribution & Storage segment with their operations in the Czech Republic and China, and our BioMedical segment because the biological storage systems sales are largely transacted in euros. For the quarter, the benefit from their currency changes increased sales by approximately $9 million and gross profit by approximately $3 million, if you apply the currency rates that were in effect in the 2007 quarter against the 2008 quarter results.

SG&A expenses for the quarter were $26.3 million or 13.3% of sales, compared with $28.8 million or 17.2% of sales for the same quarter a year ago. As I mentioned earlier, the 2007 quarter included $7.1 million of

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

stock-based compensation expense from the vesting of performance-based options in conjunction with our secondary stock offering last year. Excluding these charges, SG&A expense as a percentage of sales would have been 12.9% of sales for the prior year quarter. The growth in SG&A expenses in the current year was primarily the result of increased support costs related to our business growth.

Amortization expense for the quarter was $2.8 million or 1.4% of sales, compared to $2.6 million, or 1.5% of sales for the prior year quarter, reflecting additional amortizable intangible assets from our acquisition.

The quarter had a foreign currency gain of $1.5 million, compared with a foreign currency loss of $600,000 for the same quarter a year ago. The majority of this currency gain occurred in our Czech Republic subsidiary, as the Czech koruna strengthened significantly against all currencies, including the euro. Since many customer contracts and supply purchases are in euros at this subsidiary, they use forward and spot contracts to sell euros and purchase korunas at set rates which are needed to pay employees and certain suppliers. These currency hedges have provided the majority of the currency gain during the quarter.

Income tax expense was $9.2 million for the quarter and represented an effective tax rate of 29.3% compared with $4.3 million for the prior year quarter, representing an effective tax rate of 34.1%. The decrease in the effective tax rate was primarily due to an increase in foreign investment tax credits and lower foreign tax and domestic state tax rates. In addition, during May 2008, the Internal Revenue Service completed an examination of the company’s U.S. income tax returns for 2004 and 2005. As a result, the company’s unrecognized tax benefits decreased resulting in an income tax benefit of $230,000, which reduced the current quarter’s tax expense. Therefore, the effective tax rate for the full year is now expected to approximate 30% versus our previous estimate of 31%.

From a cash flow standpoint, we continue to generate positive cash flow from operations with our cash balance at $101 million as of June 30, 2008. That’s after paying almost $19 million for an acquisition, which closed on April 1, 2008.

Cash provided by operations for the quarter was $13.2 million, compared with cash provided by operations of $7.3 million for the prior year quarter. The increase was primarily due to higher net income partially offset by increased inventory and accounts receivable to support our business growth.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

Cash used in investing activities for the quarter was $21.5 million compared with $5.6 million for the same quarter in 2007. Capital expenditures for the quarter were $2.7 million, compared with $5.6 million a year ago. Capital expenditures in both periods were primarily used for facility expansions to support business growth. The 2008 period also included $18.8 million for the acquisition that we closed at the beginning of the quarter.

For the quarter, cash provided by financing activities was $800,000. The year-ago quarter included a $40 million voluntary principal prepayment under the term loan portion of our senior credit facility and $38.1 million in net proceeds received from our secondary stock offering.

I’ll turn the call over to Sam Thomas who will review our operating results and segment highlights.

S. Thomas	Thank you, Michael. Good morning, everyone.

We are very pleased with our second quarter operating results, which again were led by our Energy & Chemicals segment.

At Energy & Chemicals, or E&C, sales grew by 35% to $78.2 million for the quarter, compared to $58.1 million for the same quarter in the prior year. E&C gross profit margin increased to 32.1% in the quarter, compared to 27.2% for the same period in 2007. The improvement in project mix includes significant work on LNG liquefaction and petrochemical projects. In addition, performance incentives and change orders were earned on several projects, improving margins by about 1.5%. These performance incentives for early project completion are validation of the positive changes that E&C management has made relative to project execution. We should note that the second quarter of 2007 included additional costs from complex one-time, long-term installation projects that lowered results as well as other fixed price contracts where we had incurred escalating raw material and labor costs.

At our Distribution & Storage segment, or D&S, sales increased by $6.6 million to $93.2 million, compared to $86.6 million for the second quarter of 2007. The increase was primarily due to an acquisition and higher volume in packaged gas systems as a result of continued growth in the

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

global industrial gas market. D&S sales also benefited from the strengthening of foreign currencies against the U.S. dollar, as Michael previously mentioned. Lower volume in U.S. bulk storage tank shipments and the timing of price increases, versus material cost increases were the primary reasons for the decline in gross profit margin to 30.8% in the quarter, compared to 31.8% a year ago. It should be noted, however, that the U.S. bulk storage tank orders rebounded somewhat during the second quarter of 2008 and the trend we’ve seen over the last several quarters appears to be turning. As you may recall, the Linde and BOC merger has resulted in lower U.S. bulk storage tank shipment as they integrate and work through existing inventory levels. While there was gross margin deterioration due to the rapid strengthening of the Czech koruna versus the euro, much of this was recovered in the currency hedges that Michael mentioned earlier.

Our BioMedical segment sales for the quarter increased to $26.4 million from $22.9 million for the same quarter in the prior year. All product lines contributed to the sales increase. Both medical respiratory and biological storage systems product sales increased due to higher volume, particularly in biological storage systems, where we are seeing strong growth in both domestic and international markets.

Biological gross profit margin increased to 38.4% in the quarter, compared to 34.5% a year ago. The improvement in margin was due to higher volume and continued shift to higher value added customer solutions for biological storage system sales as well as favorable currency impact from euro denominated sales.

Backlog at June 30 approached the half billion dollar milestone at $498.1 million, 6% greater than the March 31, 2008 level of $468.9 million. Orders at E&C during the quarter were $85 million, compared to $51.1 million in the first quarter of 2008. Orders during the second quarter of 2008 included a number of smaller orders totaling in excess of $30 million destined for the Asian market, which demonstrates how strong and important that market is to us. Projects included several ethylene plants in China and Singapore, natural gas processing plants for Korea and Thailand, and numerous air separation projects in China, where our brazed aluminum heat exchangers are used.

Our bid and proposal activity has remained strong with multiple opportunities involving base load LNG plants and other products related to propane dehydrogenation, or PDH, nitrogen rejection and “clean coal”

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

technology applications for industrial gas companies. As you may have read, Energy World Corporation has publicized its plans to move forward with construction of additional LNG projects in Indonesia and Queensland, Australia. We are optimistic that the successful relationship between Energy World and Chart E&C will continue for these projects.

Orders to Distribution & Storage in the quarter were very strong at $115.4 million, compared to $91.1 million for the first quarter of 2008. This represents one of the strongest quarters for order intake in recent history for D&S. Orders include several large engineered tank orders as a result of what appears to be stronger demand in the global industrial gas market. In addition, as I previously mentioned, we also noted a small improvement in U.S. bulk storage tank orders during the second quarter of 2008 relative to the last several quarters. Distribution & Storage backlog has grown to $146.5 million at the end of June, an increase of $22.3 million over the backlog at March 31, 2008.

BioMedical orders in the quarter were $26.7 million, which increased $4 million over the $22.7 million of orders during the first quarter of 2008. Medical respiratory orders rebounded from the first quarter, which was negatively impacted by elections in Italy, one of our largest markets, as healthcare providers were concerned about potential impact on the regulatory environment with respect to medical respiratory. Those issues did not materialize and our orders improved during the second quarter.

Michael will now provide you with our updated outlook for 2008.

M. Biehl	Thanks, Sam. Based on year-to-date results, current order backlog and second half expectations, the Company is raising previously announced sales and earnings guidance as follows. Our net sales for 2008 are now expected to be in the range of $770 million to $800 million, compared with the previous guidance of $745 million to $780 million. Our diluted earnings per share are now expected to be in the range of $2.55 to $2.65 per diluted share compared with the prior guidance of $2.33 to $2.45 per diluted share, which is based on an effective tax rate of 30% and approximately 29.1 million weighted average shares outstanding.

Thank you for participating in our conference call. This concludes our prepared remarks. I’ll now turn it over to the operator for questions and answers.

Moderator	Your first question is from James West from Lehman Brothers.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

J. West	Good morning. Sam, we’ve obviously been tracking the Energy World news that’s been coming out as well, plus I’ve seen at least one award recently from Bechtel in Australia, and it looks to me like, first off, your LNG orders could start to accelerate here in the next, call it, six months. I guess, first, is that an accurate statement? And then secondarily, do you need to or are you planning to add additional capacity in anticipation of this?

S. Thomas	There has certainly been an increase in LNG bidding activity and working through the details of bringing these projects to fruition, getting full funding for them, which is exciting for us, but we try not to get too excited before we actually close the deal.

In response to your question about capacity, we have added capacity in many areas and we’re well set up for brazed aluminum heat exchangers, in particular, a key component. In terms of our fabrication areas, we have capacity. We also have plans ready to go forward for increasing our capacity, both here in the U.S. and in China to meet anticipated orders.

J. West	Sam, what would you say your utilization is currently?

S. Thomas	It varies by site, but I would say in general we’re in the 75% to 80% of installed capacity.

J. West	Michael, I had a question on the E&C business. Obviously, very impressive margins for the second quarter, I think Sam mentioned a percent and a half was from incentive awards related to some contracts. But going forward, do you think that margins could be maintained at probably 30% or higher level?

M. Biehl	Yes. We think for the year, it will average probably in the 30% range, but there’s potential it can go higher, because there’s potential for more change orders and more incentives out there.

J. West	Great. Thanks, guys.

Moderator	Your next question is from Ole Slorer from Morgan Stanley.

O. Slorer	Congratulations with a very solid set of numbers there. Sam, half a year ago you warned a little bit of a slowdown in the U.S. domestic market, industrial market. Since then, economists and everything have turned

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

maybe for it to get probably a little bit worse than we thought rather than better. So what is it that turned out so much better than what you thought back then?

S. Thomas	Well, there are times when I like being wrong, but the U.S. has been a very interesting environment, because while we’re certainly seeing lots of struggles in the economy, significant parts of the U.S. manufacturing base are still very strong, whether it’s because we have high exposure to energy-related manufacturers or the weak dollar encouraging exports of U.S. manufactured products from heavy manufacturing, our customers, and, hence, we, have enjoyed continued demand.

In addition to that, we have worked pretty hard in all of our businesses at identifying opportunities where the markets were growing when some of our traditional markets were softening, so that we’ve opened up new applications. Our success in doing that has really been gratifying. We’ve won orders for, as an example, within our Distribution & Storage business, for CO2 carbon capture applications in combined heat and power, power plants. We’ve been a beneficiary of the Port of Los Angeles converting all of their trucks over to LNG vehicles, winning both LNG refueling stations and LNG vehicle tank contracts. And we won some large storage tank business in our D&S business for effectively new applications, things like nitrogen injection to stabilize the heat content of LNG in peaking stations. So we’ve been very successful in prospecting for and winning new applications for our products, and tailoring our products, accordingly, and winning as a result of that. So it’s very encouraging.

O. Slorer	It looks as if the domestic natural gas prices might trend well below world prices for the next 10 or 12 or 18 months. If domestic natural gas prices stay relatively soft, how will that affect your business? Clearly, a lot of your customers will be very competitive, but have you thought about that?

S. Thomas	We spend a lot of time trying to understand that and our business is sufficiently diversified that if one segment goes down, we’re oftentimes picking up elsewhere. A period of relatively soft U.S. natural gas prices doesn’t concern me overly. We’ve seen lots of drilling activity in the U.S., which has helped our E&C air cooled heat exchangers. It’s pumped up natural gas processing projects. And I guess what we’ve seen is that if U.S. natural gas prices trend down, there’s a fairly effective floor that comes up pretty quickly from increase use of natural gas for power gen. So I’m not overly concerned. I guess a feature is that the projects that are hottest in terms of looking like they’re going to move forward for LNG are in Asia, where spot market and contract prices are, in contrast to the U.S., amongst the highest in the world.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

O. Slorer	Absolutely. I was thinking more in terms of U.S. chemical, other industries becoming more competitive and, therefore, somehow requiring more clean oxygen or oxygen compression or anything along those lines.

S. Thomas	Well, that’s a good point. The products we supply that are used in efficiency improvement projects will be positively benefited. I think that when you look at the U.S. chemical industry what we’re seeing is marginal plants being taken out of production and the most productive plants getting significant capital expenditure improvements, which we tended to benefit from. So we seem to be very well exposed to people adjusting to higher energy prices worldwide and the drive for higher efficiency. I think that’s a key feature, that a big part of all of these things, regardless of where spot prices are, I believe we’re going to see a fairly long-term trend towards investments in energy conservation, which, again, we tend to benefit from.

O. Slorer	So based on your capacity, on how you see the industry, do you think it’s fair to assume that you can manage a multi-year, high teens top line performance?

S. Thomas	I would be happy to confront that problem and I think we’re well positioned to do it. We have capacity available and within the time frame where we run out of capacity, we have the capability and the cash flow to put in additional capacity. So I feel very good about that.

O. Slorer	Finally, I’ve been hearing some rumblings that various players are considering the U.S. LNG export facilities. Are you seeing any inquiries from any of your products that might support that?

S. Thomas	I have not seen those go to a proposal level. I think they’re at, my view is they’re at the level of rhetoric and raising the view that there is more U.S. natural gas available. I guess I personally would be surprised to find that outside of Alaska that the U.S. would build an LNG export terminal. I think we have plenty of good uses for natural gas in the U.S., whether it’s for power gen or as Boone Pickens has suggested, as a vehicle fuel.

O. Slorer	Thanks a lot, Sam.

Moderator	Your next question is from Michael Weisberg from ING.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

M. Weisberg	Great job, as usual. Sam, one would have expected maybe the Czech subsidiary in D&S to see some softening in Europe. It doesn’t sound as if that’s happened. Or has it happened a bit? Because it sounds just from your talk that the Asian end market is really the strong one. So is that evidenced in the China subsidiary growth?

S. Thomas	It is. Our China facility has seen lots of demand growth and our biggest constraint in China is adding qualified people to ramp up capacity. The underlying demand is very robust. In the Czech Republic, we did see some softening of demand for standard bulk tanks for Western Europe, as there’s been some consolidation amongst the industrial gas players within their country organizations to a more Pan-European approach. But, we’ve successfully maintained very strong order intake with some of these diversified applications that we’ve chased, so that, in fact, their demand has been robust. In fact, their backlog is at an all-time record level.

M. Weisberg	Great job, guys.

Moderator	Your next question is from Pete Wahlstrom from Goldman Sachs.

P. Wahlstrom	Staying on the E&C margins, just for a minute, do the majority of your contracts have performance incentives? And are they solely related to the delivery schedule or is there some other aspect that we should be considering?

S. Thomas	The majority of our contracts do not necessarily have performance incentives and typically those that do have performance incentives are related to schedule. There are some opportunities, occasionally, for exceeding cost targets or performance targets, but those are the exception. The benefits that we refer to here were primarily associated with getting agreements on change orders for changes of scope in projects or for meeting accelerated delivery schedules.

P. Wahlstrom	And from a change order perspective, is that also the majority of projects or do you tend to see those maybe one in three, one in four times when a contract comes up?

S. Thomas	When you’re dealing with EPC contracts, referring to better project execution oftentimes means being better at going after and getting change orders. So where in the past change orders as a significant portion of the final revenue on a job may have been the exception, in the current world

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

it’s becoming more of the rule. So at the current time I would say that perhaps 30% to 40% of our contracts involve change orders where the revenue may grow more than 10% as a result. And that number over the next couple of years may grow, slightly.

P. Wahlstrom	Staying on E&C for a minute, and just thinking about the scale of a couple of your projects, is there really a healthy mix between small, medium and large projects or have you seen a recent trend toward one particular size?

S. Thomas	I think if you look at the context of our project pipeline, it probably hasn’t changed significantly. We’re certainly seeing more interest in small- and medium-scale LNG projects, and there’s more of them in our bid pipeline. But at the same time, the past six months of very high Asian spot market prices for LNG has meant that quite a few of the Asian or Austral-Asian potential projects have had increased activity on them. So the balance remains.

P. Wahlstrom	Shifting to the D&S segment, you mentioned that some of the bulk tank orders were a little bit light in terms of volume, but bulk tank orders suggest an uptick in 3Q margins. Would that be a fair assumption?

S. Thomas	Difficult to call. I think one thing worth pointing out, we’re more or less forecasting fairly flat margins in D&S going forward through the rest of the year, but there is some upside potential from mix with large engineered tanks. And a part of the margin decrease compared to last year in D&S, or a significant part of it, was related to the rapid appreciation of the Czech koruna versus the euro. Our hedging worked effectively, because a good part of that currency gain we reported was the offset for the loss in gross margin there. Because when we get rapid changes over a period of one or two months, it’s difficult to get that reflected in pricing to customers immediately. There’s a lag. And, again, hopefully as it did in the past quarter, the hedging activity blocked that.

P. Wahlstrom	Lastly, could you just quickly walk through the prioritization of cash? And as you screen potential acquisition candidates, are you still targeting tuck- in’s, or could there be something a little bit larger? And has valuations been a sticking point or have these remained relatively reasonable?

S. Thomas	We have a good portfolio of acquisition targets that we’re working on, both tuck-in’s and potentially some larger acquisitions. I am concerned by pricing expectations, because the market in the areas that we’re most interested in is fairly buoyant right now. We’ll continue to be patient and

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

not overpay. It has led me to push all of our management teams to be more aggressive and do more work on capital expenditure for organic acquisition. I think there’s more potential there. Failing that, we’ll consider other uses that would provide the greatest shareholder value. But I remain optimistic that we’ll be able to make acquisitions, but we don’t feel pushed to make them at very high prices at the moment.

Moderator	Your next question comes from Greg McKinley from Dougherty.

G. McKinley	Good morning. I wanted to ask you a little further detail about the Energy World relationship. Can you remind us at this stage how much backlog remains on the initial order that you received last July?

M. Biehl	There’s right now, at the end of the second quarter, there’s about $66 million sitting in backlog still related to Energy World, which is about 19% of E&C’s backlog and about 13% of the Company’s total backlog.

G. McKinley	So as you mentioned at the beginning of the call, we’ve seen the company talk about some Australian opportunities as well as what they’ve called a Phase II potential to the Indonesian project. What should we expect in terms of an order in advance of actual work commencing, what type of timing lead would there typically be when they award you an order before the project commences?

S. Thomas	Following receipt of order, there would be two to three month delay before we had significant work going forward or significant revenue generation under percent of completion. Is that what you meant?

G. McKinley	Yes, okay. When you’re looking at your current backlog, are you seeing much of a shift in the mix between LNG and natural gas processing, ethylene, etc.? And are any clean coal or oil sands projects beginning to play a bigger role in the backlog?

S. Thomas	They are. First, in our backlog, LNG is still the largest of the roughly five segments we divide it into. But in terms of order intake over the past six months, air separation, a large part of which is perhaps as much as 40% of the total air separation work we’re doing right now is for clean coal or oxy-fuel combustion applications. Another very strong feature of the past six months orders has been in natural gas processing. As more natural gas is being produced, is the equipment to clean it up for pipeline use to take out the natural gas liquids, particularly. That has been a particularly robust part of our first six months order intake.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

G. McKinley	I guess my last question related to gross margin, when you look at margin going forward, how much of the opportunity that’s still out there for you would you say really relates to product mix versus, I think you opened the call saying utilization is maybe at about 75% with some of the capacity expansion you did last year. Can you give us a sense for how mix versus utilization sort of play out in your margin outlook, which plays a larger role?

S. Thomas	That may be beyond my capabilities.

G. McKinley	I guess I’m just wondering how much opportunity lies out in front of you as you move toward fuller utilization at your expanded facilities?

S. Thomas	I think that there’s lots of opportunity and we certainly have upside. It’s difficult to assess the pricing and the capacity utilization of our competitors, which makes a significant difference. We have opportunities out there. We work very hard to take such good care of our customers that they don’t consider using anyone else, but we’re not 100% successful.

G. McKinley	Thank you.

Moderator	Your next question is from David Anderson from UBS.

D. Anderson	Looking at your Distribution & Storage inbound orders, they’ve moved up pretty substantially the last four quarters. They were kind of at a run rate of $70 million to $75 million and they’re over $100 million now. Can you talk a little bit of what’s happened over the last four quarters to change? I know you’ve talked about kind of the foreign currency has helped a little bit, but that’s a pretty big jump. Can you kind of walk us through how we’ve gone from there to here now?

S. Thomas	If you’ll remember that we have been growing capacity in all three of our locations and sales have been growing. Some of it, as you mentioned, has been related to currency, but we’ve taken on a higher percentage of orders that are either for larger engineered tanks that have longer lead times because of material availability or our space capability. But there’s also an element of selling to larger projects, which although the order is placed they may not need the tank for 12 months or 14 months. In other words, they’re releasing orders based on a whole package of products that the tanks aren’t on the critical path, so that some of them are for delivery stretching out a little bit longer than we’ve historically seen.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

Then there are others where there are orders for multiple tanks that may have a spread of four to six months before they are all utilized, because of the case of ramping up on a site. But it’s really a reflection of the fact that as some of the smaller tank business has declined slightly because of reduced industrial activity in either the U.S. or Western Europe, we’ve supplanted that with larger project work, which have longer lead times. So, I feel pretty confident that over the second half of this year and going into 2009 we’ll start to see higher levels of shipments and a flattening of that backlog.

D. Anderson	So it’s sort of a catch up, because I guess your revenue has been kind of growing at a slower pace on a sequential basis than your inbound and what you’re suggesting is more of a timing thing that should work out into next year.

S. Thomas	Correct.

D. Anderson	Now how confident do you feel in terms of projecting out those inbound orders from here on out? It’s moved up pretty strongly the last four quarters. Where do you think it goes from here? Does it continue to move up from here or does it flatten out? What’s your best guess right now?

S. Thomas	I think the best I can do is just refer to our project activity, which is strong, and to our major industrial gas customers who are all fairly bullish. You’ve probably noted that virtually everyone in the industrial gas world reporting has been raising their guidance and talking about strong project backlogs on their own. So I feel pretty good that in the current framework our customers are saying to us that they’re seeing increasing activity levels going forward.

D. Anderson	Looking over at the Energy & Chemical division on your backlog, about $342 million or so, how much of that is in ’08 and how much in the remainder ’09, roughly?

S. Thomas	Bear with me just a minute. I need to back into that. Roughly 50% will ship in ’08; the balance ’09. I would say that if you go out 12 months from June 30th that we’re probably still going to ship on the order of 85% of that backlog within 12 months.

D. Anderson	Okay, that’s the number that you’ve quoted in the past, right?

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
July 31, 2008/10:30 a.m. EDT

S. Thomas	Yes.

D. Anderson	With D&S, is that more like 60% or so, like 60/40, 60% in ’08 and 40% in ’09, something like that?

S. Thomas	I don’t have those numbers close to hand, but that would seem very reasonable.

D. Anderson	Thanks.

Moderator	There are no further questions at this time. Do you have any closing remarks?

S. Thomas	I’d just like to thank everyone for participating today and to stress that as I’ve said previously, we’re really excited about the prospects for Chart. I’m particularly gratified with the performance of our entire management team and all of our employees over the past quarter. And it really makes me very confident looking towards the future of our potential to continue growing. Thank you.

Moderator	This concludes today’s conference call. You may now disconnect.